Exhibit 99.1

PRESS RELEASE

Contact:	Paul Surdez (609) 452-4807 www.covance.com

COVANCE REPORTS FIRST QUARTER REVENUE OF $502M,
GAAP EPS OF $0.54, AND PRO FORMA EPS OF $0.60

Princeton, New Jersey, May 4, 2011 — Covance Inc. (NYSE: CVD) today reported GAAP earnings for its first quarter ended March 31, 2011 of $0.54 per diluted share.  Included in first quarter results is $0.06 per diluted share in costs from the previously-announced restructuring actions. Excluding these costs, earnings per diluted share were $0.60 in the quarter.

“Covance began 2011 with revenue growth of 4.2% to $502 million, operating margin (after excluding $5.9 million in costs from the previously-announced restructuring actions) of 9.5%, and pro forma EPS of $0.60, which was above the high-end of our targeted earnings range for the quarter,” said Joe Herring, Chairman and Chief Executive Officer.  “Early Development revenues grew by 9.3% year-on-year and pro forma operating margin increased 60 basis points from the first quarter of last year to 11.8%.  Toxicology performance improved for the second consecutive quarter, and this positive trend continued in April.  In Late-Stage Development, revenue grew 2.6% sequentially and 0.4% year-on-year, as strong performance in clinical development was partially offset by lower revenues in central laboratories. Pro forma operating margin in the segment was 20.2%.

“On the commercial front, adjusted net orders in the first quarter were $564 million, representing an adjusted book-to-bill of 1.12 to 1.  As evidence of our success in strategic partnering, nearly 20% of our revenue in the first quarter was earned from contractual minimum volume (CMV) commitments. Looking forward, we are encouraged by the increasing demand for our toxicology services, as well as a robust pipeline of clinical development proposals.

“Covance continues to expect single-digit percentage revenue growth and pro forma earnings per share to be in the range of $2.50 to $2.90 per diluted share, excluding costs associated with ongoing restructuring activities.  This range assumes no new strategic alliances with clients and foreign exchange rates remain at March 31, 2011 levels. In the second quarter, we are expecting a continued sequential increase in net revenues and pro forma earnings per share to be approximately $0.65.”

Consolidated Results

($ in millions except EPS)	1Q11	1Q10	Change
Total Revenues	$527.5	$505.0
Less: Reimbursable Out-of-Pockets	$25.5	$23.1
Net Revenues	$502.0	$481.9	4.2%
Operating Income	$41.9	$52.9	(20.7%)
Operating Margin	8.3%	11.0%
Net Income	$32.7	$39.1	(16.4%)
Diluted EPS	$0.54	$0.60	(10.9%)
Restructuring Costs*	$(5.9)	—
Operating Income, excluding items*	$47.8	$52.9	(9.6%)
Operating Margin, ex items*	9.5%	11.0%
Net Income, excluding items*	$36.5	$39.1	(6.7%)
Diluted EPS, excluding items*	$0.60	$0.60	(0.7%)

*  See attached pro forma income statement for reconciliation of GAAP to pro forma amounts.

1/3

Operating Segment Results

Early Development

($ in millions)	1Q11	1Q10	Change
Net Revenues	$224.0	$205.0	9.3%
Operating Income	$23.6	$22.9	2.9%
Operating Margin %	10.5%	11.2%
Restructuring Costs	$(2.9)	—
Pro Forma Operating Income	$26.5	$22.9	15.6%
Pro Forma OM%	11.8%	11.2%

The Early Development segment includes preclinical toxicology, analytical chemistry, clinical pharmacology services, discovery support, and research products.  Net revenues in the first quarter of 2011 grew 9.3% year-on-year to $224.0 million driven by the addition of the Alnwick, UK and Porcheville, France sites, as well as growth in North American toxicology (excluding Vienna, Virginia), chemistry, and discovery support services. Sequentially, revenues increased $3.4 million driven primarily by inclusion of three full months of results from our Alnwick and Porcheville sites, as well as improvement in our toxicology services, partially offset by the wind-down of Vienna and lower revenues in discovery support services.

Operating income for the first quarter was $23.6 million and included $2.9 million in costs associated with our restructuring actions. Operating income, excluding these costs, was $26.5 million, compared to $26.6 million last quarter and $22.9 million in the first quarter of last year. Operating margins for the first quarter, excluding restructuring costs, were 11.8% compared to 12.0% last quarter and 11.2% in the first quarter of 2010. Sequentially, improved profitability in toxicology was offset by higher operating losses associated with the wind-down of our Vienna operations and transition to Greenfield, higher incentive compensation accruals, and lower levels of operating income in chemistry and discovery support services.

Late-Stage Development

($ in millions)	1Q11	1Q10	Change
Net Revenues	$278.0	$276.9	0.4%
Operating Income	$55.2	$66.2	(16.6%)
Operating Margin %	19.9%	23.9%
Restructuring Costs	$(1.0)	—
Pro Forma Operating Income	$56.2	$66.2	(15.2%)
Pro Forma OM%	20.2%	23.9%

The Late-Stage Development segment includes central laboratory, Phase II-IV clinical development, and market access services.  Net revenues for the first quarter of 2011 grew 0.4% year-on-year to $278.0 million and increased $7.0 million sequentially as growth in clinical development services was partially offset by a revenue decline in central laboratories.

Operating income for the first quarter was $55.2 million and included $1.0 million in costs associated with our restructuring actions. Operating income, excluding these costs, was $56.2 million, compared to $54.7 million last quarter and $66.2 million in the first quarter of the prior year. Pro forma operating margins were 20.2% for the first quarter of 2011 compared to 20.2% last quarter and 23.9% in the first quarter of last year. The year-on-year profitability decline was due primarily to lower revenues and operating income in central labs.

2/3

Corporate Information

The Company’s backlog at March 31, 2011 grew 31.3% year-over-year to $6.29 billion compared to $4.79 billion at March 31, 2010 and $6.19 billion at year-end.  Foreign exchange positively impacted sequential backlog growth by approximately $127 million.  Adjusted net orders (net orders adjusted for dedicated capacity contracts) were $564 million in the first quarter of 2011.

Corporate expenses totaled $36.9 million in the first quarter of 2011 (including $2.0 million in restructuring costs) compared to $39.9 million last quarter (including $5.8 million in restructuring costs) and $36.3 million in the first quarter of last year.  We expect corporate expenses as a percent of revenue, excluding restructuring costs, to trend lower during 2011 as more of the savings from the ongoing restructuring actions are realized.

Cash and cash equivalents at March 31, 2011 were $368 million compared to $377 million at December 31, 2010 and $268 million at March 31, 2010.  The Company has $130 million in debt outstanding resulting from borrowings related to the fourth quarter accelerated share repurchase.

Free cash flow (defined as operating cash flow less capital expenditures) for the first quarter of 2011 was a negative $21 million, consisting of operating cash flow of negative $1 million (which includes the payment of 2010 annual bonuses) less capital expenditures of $20 million.

Net DSO were 37 days at March 31, 2011 compared to 31 days at December 31, 2010 and 42 days at March 31, 2010.

The Company’s investor conference call will be webcast on May 5 at 9:00 am EDT.  Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1.9 billion, global operations in more than 25 countries, and more than 10,500 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss or delay of large studies, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, testing mix and geographic mix of kit receipts in central laboratories,  fluctuations in currency exchange rates, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits Follow

3/3

COVANCE INC.

CONSOLIDATED INCOME STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended March 31
	2011		2010

Net revenues	$501,986		$481,924
Reimbursable out-of-pocket expenses	25,472		23,095
Total revenues	527,458		505,019

Costs and expenses:
Cost of revenue	353,520		332,516
Reimbursable out-of-pocket expenses	25,472		23,095
Selling, general and administrative	80,703		71,800
Depreciation and amortization	25,863		24,744
Total costs and expenses	485,558	(a)	452,155

Income from operations	41,900	(a)	52,864

Other expense, net:
Interest expense (income), net	718		(65)
Foreign exchange transaction (gain) loss, net	(192)		1,153
Other expense, net	526		1,088

Income before taxes and equity investee earnings	41,374	(a)	51,776

Taxes on income	8,634	(a)	13,054

Equity investee (loss) earnings	(2)		419

Net income	$32,738	(a)	$39,141

Basic earnings per share	$0.55	(a)	$0.62

Weighted average shares outstanding - basic	59,456,573		63,443,698

Diluted earnings per share	$0.54	(a)	$0.60

Weighted average shares outstanding - diluted	60,940,981		64,933,313

(a) Includes $5,868 in restructuring costs ($3,777 net of tax) during the three months ended March 31, 2011.

Excluding the impact of restructuring charges:

Income before taxes and equity investee earnings	$47,242	$51,776

Taxes on income	$10,725	$13,054

Net income	$36,515	$39,141

Basic earnings per share	$0.61	$0.62

Diluted earnings per share	$0.60	$0.60

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2011 and DECEMBER 31, 2010

(Dollars in thousands)

	March 31	December 31
	2011	2010
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$368,007	$377,223
Accounts receivable, net	295,476	261,160
Unbilled services	103,461	90,729
Inventory	83,199	82,924
Deferred income taxes	36,859	35,648
Prepaid expenses and other current assets	103,132	98,127
Total Current Assets	990,134	945,811

Property and equipment, net	848,973	843,983
Goodwill, net	127,653	127,653
Other assets	53,264	48,095
Total Assets	$2,020,024	$1,965,542

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$24,803	$34,079
Accrued payroll and benefits	89,379	107,572
Accrued expenses and other current liabilities	104,054	97,395
Unearned revenue	195,744	186,301
Short-term debt and current portion of long-term debt	45,000	45,000
Income taxes payable	21,489	28,827
Total Current Liabilities	480,469	499,174

Long-term debt	85,000	87,500
Deferred income taxes	31,310	30,531
Other liabilities	71,019	68,516
Total Liabilities	667,798	685,721

Stockholders’ Equity:
Common stock	779	774
Paid-in capital	652,800	639,341
Retained earnings	1,406,443	1,373,705
Accumulated other comprehensive income	33,722	277
Treasury stock	(741,518)	(734,276)
Total Stockholders’ Equity	1,352,226	1,279,821
Total Liabilities and Stockholders’ Equity	$2,020,024	$1,965,542

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

(Dollars in thousands)

(UNAUDITED)

	Three Months Ended March 31
	2011	2010
Cash flows from operating activities:
Net income	$32,738	$39,141
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	25,863	24,744
Non-cash compensation expense associated with employee benefit and stock compensation plans	9,106	7,501
Deferred income tax benefit	(1,010)	(3,233)
Loss on disposal of property and equipment	130	104
Equity investee loss (earnings)	2	(419)
Changes in operating assets and liabilities:
Accounts receivable	(34,316)	19,293
Unbilled services	(12,732)	(18,135)
Inventory	(275)	3,104
Accounts payable	(9,276)	(10,409)
Accrued liabilities	(11,534)	(30,208)
Unearned revenue	9,443	(7,229)
Income taxes payable	(7,065)	6,393
Other assets and liabilities, net	(1,894)	(10,247)
Net cash (used in) provided by operating activities	(820)	20,400

Cash flows from investing activities:
Capital expenditures	(20,107)	(30,394)
Other, net	48	48
Net cash used in investing activities	(20,059)	(30,346)

Cash flows from financing activities:
Repayments under long-term debt	(2,500)	—
Stock issued under employee stock purchase and option plans	4,085	5,032
Purchase of treasury stock	(7,242)	(4,997)
Net cash (used in) provided by financing activities	(5,657)	35

Effect of exchange rate changes on cash	17,320	(11,148)

Net change in cash and cash equivalents	(9,216)	(21,059)

Cash and cash equivalents, beginning of period	377,223	289,469

Cash and cash equivalents, end of period	$368,007	$268,410

COVANCE INC.

GAAP to Pro Forma Reconciliation

Q1 2011

(Dollars in thousands, except per share data)

(UNAUDITED)

		Adjustments
	GAAP	First Quarter Restructuring Activities (1)	Pro Forma

Net revenues	$501,986		$501,986
Reimbursable out-of-pocket expenses	25,472		25,472
Total revenues	527,458	—	527,458

Costs and expenses:
Cost of revenue	353,520		353,520
Reimbursable out-of-pocket expenses	25,472		25,472
Selling, general and administrative	80,703	(5,463)	75,240
Depreciation and amortization	25,863	(405)	25,458
Total costs and expenses	485,558	(5,868)	479,690

Income from operations	41,900	5,868	47,768

Other expense, net:
Interest expense (income), net	718		718
Foreign exchange transaction (gain) loss, net	(192)		(192)
Other expense, net	526	—	526

Income before taxes and equity investee earnings	41,374	5,868	47,242

Taxes on income	8,634	2,091	10,725

Equity investee (loss) earnings	(2)		(2)

Net income	$32,738	$3,777	$36,515

Basic earnings per share	$0.55	$0.06	$0.61

Weighted average shares outstanding - basic	59,456,573	59,456,573	59,456,573

Diluted earnings per share	$0.54	$0.06	$0.60

Weighted average shares outstanding - diluted	60,940,981	60,940,981	60,940,981

(1) Represents costs incurred in connection with capacity rationalization and cost reduction actions.